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                                                           Exhibit 99.(b)(10)(c)

[Farm Bureau letterhead]


                                 April 21, 2005


Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a nonparticipating variable annuity contract ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 5 to the Registration Statement on Form N-4 (File No. 333-87632) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement.

                                 Sincerely,

                                 /s/ Christopher G. Daniels

                                 Christopher G. Daniels, FSA, MAAA
                                 Life Product Development and Pricing Vice
                                 President
                                 Farm Bureau Life Insurance Company